Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Peter J. Meier, CFO
Phone: (610) 359-6903
Fax: (610) 359-6908

ALLIANCE BANCORP, INC OF PENNSYLVANIA
ANNOUNCES NEW STOCK REPURCHASE PROGRAM
________________________

Broomall, Pennsylvania – September 26, 2013 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market: ALLB), the holding company for Alliance Bank, announced today that it has completed its previously announced stock repurchase program and its Board of Directors approved a new stock repurchase program of up to 10% of its outstanding shares, or 492,700 shares of common stock.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors over a one-year period.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated “We are pleased to announce our second share repurchase program, which reflects our continuing commitment to manage our capital prudently and in a manner which should enhance shareholder value.”  Mr. Cirucci further stated “The Company has completed the purchase of 547,433 shares of common stock under our previously announced initial stock repurchase program, which commenced in January 2012.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates eight full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.